Exhibit 99.1
Sabine Royalty Trust
News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR DECEMBER
     Dallas, Texas, December 5, 2006 — Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE — SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.18446 per unit, payable on December 29, 2006, to unit holders of record on December 15, 2006.
     This distribution reflects primarily the oil production for September 2006 and the gas production for August 2006. Preliminary production volumes are approximately 27,256 barrels of oil and 350,112 mcf of gas. Preliminary prices are approximately $57.48 per barrel of oil and $6.10 per mcf of gas. The table below compares this month’s production and prices to the previous months:

	Net to Trust Sales		Average Price
	Volumes		Oil	Gas
	Oil (Bbls)	Gas (Mcf)	(per Bbl)	(per Mcf)
Current Month	27,256	350,112	$57.48	$6.10
Prior Month	44,113	548,788	$62.89	$6.48
     Due to the timing of the end of the month of November, approximately $872,000 of revenue received will be posted in the following month of December in addition to normal receipts during December. Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.
     Also, approximately $618,000 for 2006 Ad Valorem taxes is being deducted from this month’s distribution as compared to $686,000 for 2005. These payments are normal expenditures at this time of year.

     For the available 2006 reports and additional information on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.
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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free — 800.365.6541